                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT is entered into as of February 9, 1998, by and among ROBERT HOWE (the "Employee"), SCIENT CORPORATION, a California corporation (the "Company") and ERIC GREENBERG.

        1.  Term of Employment.

            (a) Basic Rule. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, from the date of this Agreement until the date when the Employee's employment terminates pursuant to Subsection
(b), (c) or (d) below. Either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause without liability or obligation to the other party except as expressly set forth herein. Any contrary representations which may have been made by one party to another shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the nature of the Employee's employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

            (b) Without Cause. Subject to Section 6, the Company may terminate the Employee's employment, with or without Cause, by giving the Employee thirty
(30) days' advance notice in writing. The Employee may terminate his employment by giving the Company thirty (30) days' advance notice in writing. The Employee's employment shall terminate automatically in the event of his death. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 1.

            (c) Cause. Employee may be terminated for Cause if, an only if, in the reasonable determination of the Company's Board of Directors, Employee is convicted of a felony involving the Company or its property, or participates in any fraud against the Company, or willfully breaches his duties to the Company, or intentionally damages any property of the Company, or wrongfully discloses any trade secrets or other confidential information of the Company, or materially breaches any material provision of the Proprietary Information and Inventions Agreement, dated as of the date hereof, between Employee and the Company (the "Proprietary Information and Inventions Agreement"). If Employee resigns his employment within fifteen (15) days of a material reduction in Employee's job duties which are inconsistent with the position initially assigned to Employee by the Company, such resignation will be the equivalent of a termination of Employee's employment by the Company without Cause. The exercise of the Company's right to terminate this Agreement pursuant to this Subsection (c) shall not abrogate the rights and remedies of the Company regarding the breach, if any, giving the rise to such termination.

            (d) Permanent Disability. The Company may terminate the Employee's active employment due to Permanent Disability by giving the Employee thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Permanent Disability" shall mean that the Employee, at the time notice is given, has failed to perform substantially all of his duties under this Agreement for not less than 270 days in the most recent fiscal year of the Company as the result of his incapacity due to physical or mental illness. The determination regarding whether the Employee is physically unable to regularly perform his duties under this paragraph shall be made by the Board of Directors. Employee's inability to be physically present on the Company's premises shall not constitute a presumption that he is unable to perform such duties.

            (e)  Rights Upon Termination. Except as expressly provided in
Section 7, upon the termination of the Employee's employment pursuant to this
Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee. Upon a termination of the Employee's employment by the Employee, the Employee shall have no liability or obligation to the Company except as expressly provided herein; specifically, the exercise of the Company's right to terminate this Agreement pursuant to Subsection (c) above shall not abrogate the rights and remedies of the Company regarding the breach, if any, giving the rise to such termination.

            (f) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee's obligations under Section 8.

            (g)  Notice. Any notice required to be given pursuant to this
Section 1 shall be given in accordance with the provisions of Section 14 (a) hereof.

        2.  Duties and Scope of Employment.

            (a) Position. The Company will employ Employee in an executive capacity as President and Chief Executive Officer, or such other executive position as shall be mutually agreed upon, and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment. Employee will report directly to the Company's Board of Directors, and all employees of the Company, other than Eric Greenberg, will report to Employee. Employee will be the final decision maker with regard to all hiring and employment issues. Any additional members to be added to the Board of Directors will be subject to Employee's consent, which consent shall not be unreasonably withheld, and which consent shall terminate upon the Company's initial public offering of its securities.

            (b) Obligations. Employee will, to the best of his ability, devote his full time and best efforts to the performance of his duties hereunder and the business and affairs of the Company. The Company shall cause Employee to be elected to and to be a member of the Company's Board of Directors for so long as Employee remains an employee, director or consultant of the Company. Employee will duly, punctually, and faithfully perform and observe

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

any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

        3.  Cash and Incentive Compensation.

            (a) Salary. The Company agrees to pay the Employee as compensation for his services a base salary on a semi-monthly basis at a monthly rate of $20,833.33. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

            (b) Bonus Opportunity. The Employee shall have the opportunity to earn an annual bonus. The amount and manner of payment of such bonus shall be determined by the Board of Directors.

        4. Employee Benefits. During the term of his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company (the "Company Plans"), subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

        5. Business Expenses. During the term of his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

        6. Stock Purchases. Upon commencement of his employment, the Employee will purchase from Eric Greenberg and Eric Greenberg shall sell to Employee 840,000 shares of the Company's Common Stock at a price of $.10 per share. Such shares will be sold from Eric Greenberg's unvested portion of his Common Stock free and clear of all claims, liens, restrictions and encumbrances and shall be fully vested in the Employee's hands upon such purchase by Employee. In addition, upon commencement of Employee's employment with the Company, the Board of Directors will grant Employee a stock option for 1,200,000 shares (the "Option Shares") of the Company's Common Stock under the Company's 1997 Stock Plan (the "Plan"). The exercise price shall be the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors. The Company hereby notifies Employee that the fair market of value of the Company's Common Stock on the date hereof is $.10 per share. Such options will be immediately exercisable, but the Option Shares will be subject to repurchase by the Company (the "Repurchase Right") at the price paid for such stock as provided in the Plan. Such Repurchase Right shall lapse with respect to 25% of the Option Shares upon the twelve (12)-month anniversary of Employee's employment with the Company, and the remaining Repurchase Right shall lapse with respect to 1/36th of the remaining Option Shares for each additional month of employment by the Employee thereafter. Further, the Repurchase Right shall lapse
(i) with respect to 25% of the Option Shares upon the termination by the Company of the Employee's employment with the Company without Cause, and (ii) in its

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entirety upon a Change In Control (as defined below) of the Company if Employee is not maintained in his current position after such Change In Control or if Employee is terminated without Cause at any time after such Change In Control. A "Change In Control" shall mean (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation; unless the Company's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

        7.  Severance Benefits.

            (a) Severance Payment. If, at any time during the term of this Agreement, the Company terminates the Employee's Employment without his consent for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee a lump sum equal to 100% of the greater of (i) his annual Base Compensation (at the rate then in effect) or (ii) his actual Base Compensation plus bonus for the most recent completed fiscal year of the Company.

            (b) Employee Benefits. If the Employee becomes entitled to a severance payment under Subsection (a) above, then the Employee shall also be entitled to continue participating in each Company Plan which permits continuing participation by former employees. The Employee's participation in such Company Plan shall continue until the date 12 months following the termination of his Employment.

            (c) Computer Equipment. If the Employee becomes entitled to a severance payment under Subsection (a) above, then the Company shall provide Employee with a computer and peripherals substantially equivalent to his primary working computer and peripherals as of the date of such termination.

            (d) Communications. If the Employee becomes entitled to a severance payment under Subsection (a) above, then the Employee shall also be entitled to continuing access to the Company's telephone and e-mail systems until the date six (6) months following the termination of his Employment.

        8. Proprietary Information and Inventions; Employee Handbook. The Employee will enter into the Proprietary Information and Inventions Agreement with the Company in the form previously provided to Employee. Employee will execute an acknowledgment that he has read and understood the company's rule of conduct which will be included in a handbook to be distributed to the Employee.

        9. Indemnification. The Company and Employee shall enter into an Indemnification Agreement, which, among other things, will indemnify Employee for claims and

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

liabilities arising out of Employee's actions while an employee, director or consultant of the Company regardless of when such claims or liabilities may arise. Further, the Company hereby agrees to pay reasonable legal fees incurred by Employee in defending any suit brought by Employee's immediate prior employer ("Prior Employer") arising out of Employee's employment with the Company or the hiring by the Company of other employees of the Prior Employer. The Company shall pay reasonable legal and accounting fees incurred by Employee in entering into employment with the Company, not to exceed $10,000, so long as such legal and accounting fees are substantiated with reasonably detailed billing records for such services.

        10. Lost Bonus. The Company agrees to pay Employee a bonus of $330,000.00 due in February, 1998 if such bonus is not paid by Employee's Prior Employer because Employee is entering into employment with the Company or if such bonus has been paid to Employee and is required to be returned to Employee's Prior Employer because Employee is entering into employment with the Company.

        11. Relocation; Tax Equalization. The Company will reimburse Employee for all reasonable relocation expenses, including a tax gross-up. The Company will pay any personal tax liabilities that the Employee shall incur which would have been covered, or which have been paid to Employee and are required to be returned to Employee's Prior Employer, by a Tax Equalization Agreement currently in effect with Employee's Prior Employer but which the Prior Employer fails to cover, or requires to be returned to Employee's Prior Employer, because Employee is entering into employment with the Company.

        12. Ability to Work in United States. Employee shall submit a Form I-9 and satisfactory documentation with regard to Employee's identification and legal right to work in the United States to the Company no later than three (3) days after the commencement of Employee's employment.

        13.  Successors.

            (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

            (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        14.  Miscellaneous Provisions.

            (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid.

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

In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Whole Agreement; Modifications. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof. A modification of this Agreement shall be valid only if it is made in writing and executed by both parties hereto.

            (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

            (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except their provisions governing the choice of law).

            (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in San Francisco, California, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator; provided, however, that the Company or the Employee, as the case may be, shall bear all fees and expenses of the arbitrator and all of the legal fees and out-of-pocket expenses of the other party if the arbitrator determines that the claim or position of the Company or the Employee, as the case may be, was without reasonable foundation. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

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

            (h) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

            (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15. Remedies. Employee's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of the provisions of the Proprietary Information and Inventions Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        16.  Company Representations and Warranties.

            (a) The Company agrees to maintain indemnification provisions in its Articles of Incorporation and its Bylaws to fullest extent permissible under California law. The Amended and Restated Articles of Incorporation and the Bylaws of the Company currently in effect are in the form previously provided to special counsel for the Employee.

            (b) The capitalization of the Company as shown on the table attached hereto as Exhibit A is true and complete as of the date hereof and
                   ---------
the percentages thereon indicate the allocation of the Company's securities on a fully-diluted basis.

            (c) All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder have been taken, and this Agreement and the performance of all obligations of the company to be performed hereunder constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

            (d) The 1997 Stock Plan in the form previously provided to special counsel for the Employee has been approved by the Company's Board of Directors.

        17. Employee Representations and Warranties. Without any obligation to conduct an independent investigation, Employee has, to the best of his knowledge, delivered to the Company copies of all material agreements between Employee and Employee's Prior Employer. Without any obligation to conduct an independent investigation, Employee, to the

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

best of his knowledge, is not in any material violation of any such agreements with Employee's Prior Employer.

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          IN WITNESS WHEREOF,  each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                              SCIENT CORPORATION


                              By
                                 --------------------------------------

                              Title:
                                     ----------------------------------


                              EMPLOYEE


                              -----------------------------------------
                              Robert Howe



                              ERIC GREENBERG


                              -----------------------------------------
                              Eric Greenberg

                              EXHIBIT A


Common Stockholders                     Shares            %
---------------------------------  ----------------  -----------
Eric Greenberg                            4,266,666       35.56%
---------------------------------------------------------------
Total Common Outstanding                  4,266,666       35.56%


Series A Stockholders                   Shares           %
---------------------------------  ----------------  ----------
Benchmark Capital Partners II,            2,844,445       23.70%
 L.P.

Sequoia Capital VII                       2,196,000       18.30%

Sequoia Technology Partners VII              96,000        0.80%

SQP 1997                                     44,544        0.37%

Sequoia 1997                                 25,056        0.21%

Sequoia International Partners               38,400        0.32%

Stanford University                          88,889        0.74%

---------------------------------------------------------------
Total Series A Outstanding                5,333,334       44.44%



Stock Option Plan                       Shares           %
---------------------------------  ----------------  ----------
Shares Reserved                           2,400,000       20.00%

Shares Granted                                    0        0.00%

---------------------------------------------------------------
Shares Available                          2,400,000       20.00%

                              SCIENT CORPORATION


Mr. Robert Howe

Dear Bob:

          Scient Corporation is pleased to offer employment to you on terms set forth in the form Employment Agreement accompanying this letter. This offer will remain open until January 20, 1998, at which time it will terminate unless you and we have signed and delivered this Employment Agreement.

          We understand that before signing this Employment Agreement you need to resign your employment with your present employer. Once you have given that resignation, it is our understanding that the terms of this Employment Agreement are acceptable to you.

          Please acknowledge that the foregoing reflects your understanding of these matters by signing and returning to Scient a copy of this letter.



                                               SCIENT CORPORATION



                                               ---------------------------------
                                               Eric Greenberg, President




------------------------------
Robert Howe